Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE PATENT LICENSE AGREEMENT

Tech Transfer Arizona File(s) [•] and [•]

This Exclusive Patent License Agreement (“Agreement”) is effective on the date of the last authorized signature below (“EFFECTIVE DATE"), between Sunshine Biopharma, Inc. and its AFFILIATES (“LICENSEE”), having an address at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec H9R 0A5, Canada, and the Arizona Board of Regents on behalf of the University of Arizona, an Arizona body corporate ("ARIZONA"). Now therefore, ARIZONA and LICENSEE (each individually, a “Party” and jointly the “Parties”) agree as follows:

Introduction

The University of Arizona is dedicated to teaching, research, and dissemination of knowledge for the benefit of the public. ARIZONA created Tech Launch Arizona (“TLA”) to move inventions, technologies and intellectual property from the laboratory to the marketplace. TLA’s commercialization activities contribute to the public welfare, provide educational opportunities for students, contribute to the professional development of the individuals involved, and enhance the reputation of ARIZONA.

Certain research performed at Arizona and University of Illinois-Chicago (“UIC”) resulted in the development of inventions disclosed in ARIZONA file numbers, [•] and [•], and UIC file number [•], further described in LICENSED PATENTS. ARIZONA has entered into an inter-institutional agreement with UIC with an effective date of November 1, 2021, designating ARIZONA as the lead institution to be responsible for seeking and maintaining patent protection and licensees for the LICENSED PATENTS on behalf of both parties.

Consistent with ARIZONA’s mission as stated above, ARIZONA desires to license to LICENSEE, and LICENSEE desires to license from ARIZONA, the inventions, technologies and intellectual property described in this Agreement, on the terms and conditions set forth herein.

1.      Definitions

In addition to terms defined elsewhere in this Agreement, the following terms will have the following meanings:

1.1.            "AFFILIATE" means any entity directly or indirectly controlling, controlled by, or under common control with LICENSEE, where control means beneficial ownership of more than fifty percent (50%) of the voting stock or equity in an entity or other power to direct the business affairs and policies of such entity, but only so long as such control exists.

1.2.            "END USER" means any person or other entity to whom the LICENSED PRODUCT is distributed and who is not granted any rights to sublicense or distribute the LICENSED PRODUCT to others.

1.3.            “FIELD OF USE” means all fields.

1.4.            “FIRST COMMERCIAL SALE” means the first sale, rental, sublicense, or lease of any LICENSED PRODUCT by LICENSEE or its SUBLICENSEE. To be clear, use of the LICENSED PRODUCT in clinical trials, or provision of the LICENSED PRODUCT at no charge for a limited-time evaluative purpose only, does not constitute a FIRST COMMERCIAL SALE.

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1.5.            “LICENSED PATENT(S)” means:

(a)	United States Provisional Patent Application Serial No. [•];
(b)	United States Provisional Patent Application Serial No. [•];
(c)	United States PCT Application Serial No. [•]; and
(d)	Any and all United States and foreign patents issued from patents and/or applications listed in subparagraph 1.5(a) above, including patent application(s), divisionals, continuations (except continuations-in-part), and foreign counterparts of the same, and any reviewed, reissued or reexamined patents based upon the same.

1.6.            “LICENSED PRODUCTS” means any product, service or process that: (a) embodies or incorporates any pending or issued claim of the LICENSED PATENT; or (b) is made, developed, processed, refined or improved upon using any pending or issued claim of the LICENSED PATENT.

1.7.            “NET SALES” means all amounts billed, invoiced or received (whichever comes earliest or whichever is consistent with applicable revenue recognition practices so long as such practices are compliant with generally accepted accounting principles) on any and all sales, rentals or leases, however characterized, by LICENSEE or any SUBLICENSEE of the LICENSED PRODUCTS to END USERS, less the following (but, in each case, only to the extent such deductions are actually taken, not obtained in view of other consideration received by LICENSEE or a SUBLICENSEE, and separately itemized):

(a)	normal and customary rebates, and cash, trade and quantity discounts;
(b)	sales, use and/or excise taxes;
(c)	the actual cost of manufacturing, any packaging or shipping, including insurance; and
(d)	amounts actually allowed or credited due to defects, returns, rejections or wholesale chargebacks.

Where LICENSEE or SUBLICENSEE sells to an AFFILIATE, subsidiary, or receives any consideration other than cash for LICENSED PRODUCTS, NET SALES will be calculated in accordance with the fair market cash value for such consideration on the date it was received, or the average NET SALES price of the LICENSED PRODUCT in the previous six-month period, whichever is greater. To be clear, NET SALES should be determined based on sales to END USERS, whether by a LICENSEE or a SUBLICENSEE, with no reduction for any amounts paid by SUBLICENSEES to LICENSEE or other SUBLICENSEES.

1.8.            “ROYALTY PERIOD(S)” means each six-month period ending on the last days of June and December of every year.

1.9.            “SUBLICENSEE(S)” means any person or entity to whom LICENSEE grants or sublicenses all or any portion of the rights granted by ARIZONA to LICENSEE under this Agreement.

1.10.         “TERRITORY” means worldwide.

2.      Grant of Rights

2.1.            Exclusive License Grant. Subject to the terms and conditions of this Agreement, and in all cases to the extent that ARIZONA is legally entitled to grant such rights, ARIZONA hereby grants to LICENSEE an exclusive (except as otherwise specifically reserved below) license under all of its rights in the LICENSED PATENT to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS, solely within the TERRITORY and within the FIELD OF USE. All intellectual property rights of ARIZONA not expressly granted in this Agreement are hereby reserved.

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2.2.            Sublicensing. LICENSEE may sublicense all or any portion of its rights set forth in Section 2.1 above to SUBLICENSEES under the following conditions:

(a)	all sublicenses must be in writing and signed by both applicable parties, enforceable according to its terms, and subject to this Agreement;
(b)	no sublicense will grant, or purport to grant, any broader rights than those set forth in Section 2.1;
(c)	SUBLICENSEES will not have the right to further sublicense;
(d)	LICENSEE will not receive from SUBLICENSEEs anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of ARIZONA;
(e)	SUBLICENSEES will agree in writing to:
(i)	acknowledge ARIZONA’S reserved rights (as set forth in Section 2.3), the federal government’s reserved rights and the manufacturing limitations (as set forth in Section 2.4);
(ii)	report its sales of the LICENSED PRODUCT to LICENSEE (so that LICENSEE can in turn report to ARIZONA and pay applicable royalties);
(iii)	LICENSEE’S right to terminate the sublicense if SUBLICENSEE does not meet commercialization obligations;
(iv)	maintain insurance, indemnify and acknowledge the liability limitations of ARIZONA as set forth in Section 8; and
(v)	acknowledge the effects of termination of this Agreement, as set forth in Section 6.7(d).

LICENSEE will notify ARIZONA in writing of every sublicense agreement and each amendment thereto within thirty days after their execution, and indicate the name of the SUBLICENSEE, the territory and scope of the sublicense, the nature, timing and amounts of all fees and royalties to be paid thereunder, and whether or not the SUBLICENSEE has greater or fewer than 500 employees. Upon request, LICENSEE will provide ARIZONA with a copy of sublicense agreements. ARIZONA will be deemed a third party beneficiary of all sublicense agreements that comply with this Section 2.2. LICENSEE is responsible for the actions and omissions of its SUBLICENSEES.

2.3.            Reservation of Rights. Without limiting any other rights it may have, ARIZONA and UIC retain the rights for themselves, their affiliates, and all other non-profit research institutions all rights in and to the LICENSED PATENT(S) for research, internal (including clinical) and/or educational purposes, including sponsored research and collaborations. LICENSEE agrees that, notwithstanding any other provision of this Agreement, LICENSEE has no right to enforce the LICENSED PATENT(S) against any such institution.

2.4.            Federal Funding. The licenses granted in this Agreement are subject to any rights required to be granted under prior research or sponsorship agreements, or retained by the U.S. government, for example in accordance with Chapter 18 of Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. LICENSEE agrees to comply in all respects, and will provide ARIZONA with all reasonably requested information and cooperation for ARIZONA to comply with, all applicable federal funding agreements and federal requirements, including the requirement that any LICENSED PRODUCTS used, leased, or sold in the United States must be manufactured substantially in the United States.

2.5.            Third Party Product Opportunity. If, after the third anniversary of the Effective Date, LICENSEE is unable or unwilling to develop a product or service within the FIELD OF USE that a third party has interest in developing or serving, LICENSEE will, at ARIZONA’s request, negotiate in good faith a sublicense with any such third party.

2.6.            Responsibilities of AFFILIATES. LICENSEE’s AFFILIATES will comply with the terms and conditions of this Agreement to the extent applicable, and LICENSEE acknowledges and agrees that Arizona may always look to LICENSEE for payment. LICENSEE is and will remain liable for any and all actions and omissions of its AFFILIATES to the same degree that it is liable for its own actions and omissions.

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3.      Consideration

3.1.            License Fee. In consideration for the license granted hereunder, LICENSEE will pay a non-refundable, non-creditable upfront license fee to ARIZONA of $50,000.00 (fifty-thousand), due within 14 days of the EFFECTIVE DATE.

3.2.            Running Royalties. In consideration for the license granted hereunder, LICENSEE will pay a royalty to ARIZONA equal to three percent (3%) of NET SALES. To the extent LICENSEE is not the direct recipient of any NET SALES amounts (e.g., because NET SALES are received by a SUBLICENSEE), it will still be responsible for paying ARIZONA directly. Running Royalties will be paid within 60 days after each ROYALTY PERIOD.

3.3.            Minimum Annual Royalty. LICENSEE will pay an annual minimum royalty during the Term of this Agreement for each calendar year on each following January 31, in the amounts set forth below. Running Royalty amounts paid in the applicable calendar year (as set forth in Section 3.2 above) are creditable towards the Minimum Annual Royalty. If in any calendar year during the Term of this Agreement, total Running Royalty amounts do not meet the Minimum Annual Royalty amounts, then LICENSEE will pay the difference to ARIZONA, and these amounts will not be creditable to any other payment made hereunder.

Year	Minimum Annual Royalty Amount
2023-2024	$0
2025	$5,000.00
2026-2029	$10,000.00
2030-2033	$25,000.00
2034 and each year thereafter	$50,000.00

3.4.            Sublicensing Fees. In addition to the amounts set forth above, if LICENSEE exercises its sublicense rights as set forth in Section 2.2, LICENSEE will pay to ARIZONA thirty percent (30%) of any revenue not based on NET SALES that LICENSEE or its SUBLICENSEE or designee is due from or receives from SUBLICENSEES or assignees in consideration for rights under the LICENSED PATENTS (e.g., license issue fees, maintenance fees, milestone payments, other royalties). Where LICENSEE or its SUBLICENSEE, receives any consideration other than cash for exercising its sublicense rights, LICENSEE shall pay to ARIZONA the fair market cash value for the consideration. To the extent LICENSEE is not the direct recipient of any sublicense fee amounts, it will still be responsible for paying ARIZONA directly.

3.5.            Prior Patent Expenses. LICENSEE is responsible for all past and future patent costs incurred in connection with the LICENSED PATENT(S), regardless of when incurred. ARIZONA will invoice LICENSEE for all patent costs incurred prior to the EFFECTIVE DATE, which will be paid by LICENSEE within 30 days of the invoice date. The current amount as of December 8, 2022, of Prior Patent Expenses invoiced to ARIZONA is $18,650.00 but note that this amount could increase if additional costs are incurred prior to the EFFECTIVE DATE or if amounts already incurred have not yet been invoiced.

3.6.            Milestone Payments. In consideration for the license granted hereunder, LICENSEE will pay the following amounts on the following dates:

Milestone	Payment Amount
Upon Filing IND	$10,000.00
Upon Completion of a Phase I Clinical Trial	$50,000.00
Upon Completion of a Phase II Clinical Trial	$125,000.00
Upon Completion of a Phase III Clinical Trial	$300,000.00
FDA Regulatory Approval or Equivalent for a First Indication	$500,000.00
FDA Regulatory Approval or Equivalent for a Second Indication	$400,000.00

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3.7.            Combination Product. In the event that LICENSED PRODUCT is sold in the form of a combination product containing one or more products, other than the LICENSED PRODUCT, NET SALES for such combination products will be calculated making a reasonable allocation of value between and among the constituent products that comprise the combination product. For example, NET SALES for such combination products will be calculated by multiplying actual NET SALES of such combination products by the fraction A/(A+B) where A is the invoice price of the LICENSED PRODUCT if sold separately, and B is the total invoice price of all the other products in the combination sold separately. LICENSEE must notify ARIZONA of any product LICENSEE considers to be a combination product, and to provide all information requested relating to such combination. The Parties shall be under an obligation to act reasonably to develop a fair allocation of value among constituent products and parts comprising a combination product.

3.8.            Payment Terms. All payments will be made in United States dollars, net 30 days unless otherwise specified above. Sales to AFFILIATES will be included in NET SALES. Royalty payments will be made to "The Arizona Board of Regents on behalf of the University of Arizona.” Any payment drawn on a foreign bank or foreign branch of a U.S. bank will be made only by wire transfer. In computing royalties, LICENSEE will convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE. All overdue amounts will be subject to a charge of interest compounded monthly until payment, at a per annum rate of five percent (5%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law),.

Payments will be made electronically via ACH or wire transfer in accordance with the following or any other instructions as may be specified by ARIZONA:

For wire transfer:	For ACH transfer:
[•]	[•]

3.9.            Taxes. LICENSEE is responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties and other fees payable to ARIZONA under this agreement. LICENSEE is not responsible for taxes based on Arizona’s income. If LICENSEE is required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to ARIZONA, then the sum payable to ARIZONA will be increased by the amount necessary to yield to ARIZONA an amount equal to the sum it would have received had no withholdings or deductions been made. ARIZONA will cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, any exemption from any such tax or deduction.

3.10.        Recordkeeping and Audit. LICENSEE will keep, and will require its SUBLICENSEEs to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement, for at least 6 years beyond the ROYALTY PERIOD applicable to such payment. ARIZONA may, during the Term of this Agreement, appoint an auditor for the purposes of verifying compliance with the license and payment terms under this Agreement. ARIZONA must provide LICENSEE with reasonable advance notice of its desire for such audit. Furthermore, such audit will be carried out during LICENSEE’S business hours and without unreasonably interfering with LICENSEE’S business and operations. Audits will be conducted no more than once per year and the term and scope of the audit will be mutually agreed upon prior to audit. All audits by ARIZONA will be at ARIZONA’S own expense unless the audit reveals an underpayment of more than five percent (5%) in any ROYALTY PERIOD, in which case LICENSEE will reimburse ARIZONA for the cost of the audit, in addition to the amount of the underpayment plus interest. In the event the audit reveals an overpayment discrepancy (i.e. LICENSEE paid more than required under this Agreement), ARIZONA will, at LICENSEE’S sole discretion, either fully reimburse LICENSEE for such underpayment within 30 days, or offset any future payments under this Agreement by the overpayment amount.

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4.      Diligence

4.1.            Diligence Milestones. LICENSEE will use its best efforts to diligently commercialize the LICENSED PATENT and LICENSED PRODUCTS throughout the Term of this Agreement. Without limiting the foregoing, LICENSEE will complete at least the following milestones. LICENSEE will further use its best efforts to obtain and maintain all governmental approvals necessary to commercialize the LICENSED PATENT and LICENSED PRODUCTS.

Milestone	Due Date
Identify Lead Compound	As soon as practicable as guided by the research results but not later than 2 years from the Effective Date
File an Investigational New Drug Application (IND)	Within 3 years of the Effective Date
Commence a Phase I Clinical Trial	As soon as practicable as guided by the FDA but not later than 2 years after the IND Filing
Commence a Phase II Clinical Trial	As soon as practicable as guided by the results of Phase I and the FDA but not later than 1 year of Completion of a Phase I Clinical Trial
Commence a Phase III Clinical Trial	As soon as practicable as guided by the results of Phase II and the FDA but not later than 1 year of completion of a Phase II Clinical Trial
Submit New Drug Application (NDA)	As soon as practicable as guided by the results of Phase III and the FDA but not later than 1 year of completion of a Phase III Clinical Trial
FIRST COMMERCIAL SALE	Within 1 year of FDA approval

"Clinical Trial" means date upon which the first patient or subject is treated with a LICENSED PRODUCT under a protocol approved by an appropriate drug regulatory agency with a therapeutic agent or process that has been manufactured according to Good Manufacturing Practices (GMP) guidelines provided by the relevant regulatory agency.

LICENSEE must achieve each milestone on or before the due date and notify ARIZONA within ten (10) days after each such due date as to whether or not such milestone was met. ARIZONA will assess, in its sole reasonable discretion, whether LICENSEE has achieved the milestone. Failure to timely meet milestones will be considered a material breach of this Agreement. ARIZONA may terminate this Agreement if LICENSEE fails to achieve a milestone by the indicated date.

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5.      Reporting

5.1.            Periodic Reporting. LICENSEE will provide to ARIZONA a written report, containing the information and in a substantially similar form as set forth on Exhibit B (the “REPORT”). Prior to FIRST COMMERCIAL SALE, the REPORT must be provided annually, applying to each year ending June 30 and reported to ARIZONA no later than 30 days thereafter (“Pre-Commercial Report”). After FIRST COMMERCIAL SALE, the REPORT must be provided within 30 days after each ROYALTY PERIOD (“Royalty and Commercialization Report”).

5.2.            Additional Reporting Requirements. In addition to the reports described in Section 5.1, LICENSEE will provide the following information in writing to ARIZONA:

(a)	Within 30 days after the FIRST COMMERCIAL SALE, a brief description of the products or services subject of the sale, and terms thereof;
(b)	Within 10 days of achieving each diligence milestone set forth in Section 4.1, a description of how such milestone was met (“Diligence Report”). If LICENSEE does not achieve a diligence milestone by the due date as set forth in Section 4.1, LICENSEE will notify ARIZONA within 10 days of the due date; and
(c)	Any other information relevant to this Agreement that is reasonably requested by ARIZONA, within 30 days after the request for such information.

6.      Term and Termination

6.1.            Term. This Agreement commences on the Effective Date and will continue until the expiration of the last to expire of the LICENSED PATENTS (“Term”), unless earlier terminated as set forth below.

6.2.            Termination for Breach. Upon a breach of this Agreement by LICENSEE, ARIZONA may terminate this Agreement effective on thirty (30) days written notice to LICENSEE. Such termination will become automatically effective upon expiration of the thirty-day period unless LICENSEE cures the breach before the period expires.

6.3.            Termination for Bankruptcy or Insolvency. In addition, ARIZONA may terminate this Agreement if LICENSEE becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within 60 days after filing. Termination of this Agreement will be effective 30 days after the date of receipt by LICENSEE of a written notice of termination issued by ARIZONA.

6.4.            Termination for Non-Payment. If LICENSEE fails to make any payment due to ARIZONA, ARIZONA may terminate this Agreement effective on thirty (30) days written notice to LICENSEE. Such termination will become automatically effective upon expiration of the ten-day period unless LICENSEE fully cures the breach before the period expires.

6.5.            Termination for Convenience. LICENSEE may terminate this Agreement for its convenience upon thirty (30) days prior written notice to ARIZONA.

6.6.            Termination for Patent Challenge. ARIZONA may terminate this Agreement in the event that LICENSEE files any claims of invalidity, unenforceability or non-infringement of the LICENSED PATENTs or LICENSED PRODUCTS. LICENSEE will notify ARIZONA in advance of any such intended claims of and will specify the details and bases for such claims.

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6.7.            Effect of Expiration or Termination. Upon expiration or termination of this Agreement:

(a)	all licenses in existing LICENSED PRODUCTS that were manufactured or sold prior to the effective date of termination or expiration (“Termination Date”) will survive, subject to continued payment obligations;
(b)	LICENSEE will provide a final Royalty and Commercialization Report as described in Section 5.1 and a final Diligence Report as described in Section 5.2;
(c)	all payment obligations accrued as of the Termination Date will be accelerated and immediately become due, payable no later than 30 days after the Termination Date;
(d)	agreements with SUBLICENSEEs will terminate, except that ARIZONA agrees to negotiate in good faith with any SUBLICENSEEs so that they may continue to exercise their rights in the LICENSED PATENT, which may include either: (i) ARIZONA and SUBLICENSEE entering into a separate license agreement (which will be substantially similar to the terms of this Agreement, except that the license will be nonexclusive and the payment terms may be modified accordingly); or (ii) ARIZONA agreeing to assignment of the written agreement between LICENSEE and its SUBLICENSEE, so long as such agreement is or becomes compliant with ARIZONA’S then applicable policies; and
(e)	if LICENSEE has filed any patent applications or obtained any patents to any modification or improvement to the LICENSED PATENT or LICENSED PRODUCTS, LICENSEE will enter into good faith negotiations with ARIZONA and its other licensees for the right to use such modification or improvement upon commercially reasonable terms.

6.8.            Survival of Terms. The provisions of Sections 1. 2.3, 3, 6.7, 6.8, 8.1, 9.2, 9.3, 9.4, 10 and 11 will survive any termination or expiration of this Agreement for any reason.

7.      Patent Prosecution and Enforcement

7.1.            Patent Prosecution Control. ARIZONA will initiate and control the filing and prosecution of patent applications or other protective measures concerning the LICENSED PATENT at the request of, and full reimbursement by, LICENSEE. If LICENSEE desires that a patent application or other similar document be filed in connection with the LICENSED PATENT, LICENSEE will so notify ARIZONA, and ARIZONA will prepare, file and prosecute such U.S. and foreign applications. All such applications will be in ARIZONA’S name. LICENSEE will cooperate with ARIZONA to assure that such applications are promptly and accurately filed and prosecuted, and cover all items of interest and commercial importance. ARIZONA is responsible for making final decisions regarding scope, content and location of applications to be filed, and all aspects of prosecution thereof, but the ARIZONA will provide LICENSEE an opportunity to review and provide input into such decisions, and ARIZONA will consider all of LICENSEE’S input in good faith. If ARIZONA declines to file a patent application or other protective measure on the LICENSED PATENT, including filing applications or registrations in a particular country, then LICENSEE may elect, at its own discretion and expense, to file and prosecute such application or registration, provided that such application or registration, and any resulting patent, copyright, or trademark, remains the sole and exclusive property of ARIZONA.

7.2.            Common Interest Agreement. In connection with the filing and prosecution of patent applications for the LICENSED PATENT, although ARIZONA will remain the client, the Parties agree that the patent prosecution process raises issues of common legal interest because both Parties desire to achieve, and would benefit from, valid and enforceable patent protection for the LICENSED PATENT. The Parties agree that it is reasonable and necessary that the Parties work together, share communications and information, and coordinate various aspects of the patent prosecution process without jeopardizing or waiving the attorney-client privilege, the attorney work product protection, or other privilege or immunity that would otherwise exist. Therefore, the parties agree that they may exchange and share information and materials, with each other and with the patent counsel, during the patent prosecution process without waiving any privilege or immunity by reason of such disclosure. The Parties intend that all communications made in connection with the patent prosecution process will be privileged, and will be protected from discovery by a common interest privilege to the fullest extent permitted by law. Information shared as part of the prosecution effort will be held in confidence by the Parties and will be disclosed only to the Parties, their attorneys, and their employees who are engaged or involved in the patent prosecution process.

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7.3.            Patent Term Extension. ARIZONA reserves the right to apply for patent term extension or to demand that LICENSEE apply for patent term extension for any and all patents included in the LICENSED PATENT. If ARIZONA elects to exercise this right, LICENSEE agrees to cooperate fully with ARIZONA in the preparation, filing, and prosecution of any and all patent term extensions and to provide ARIZONA with complete copies of any and all documents or other materials that ARIZONA deems necessary or helpful to undertake such responsibilities.

7.4.            Failure to Prosecute. If LICENSEE breaches its obligation to reimburse patent costs, if applicable, or fails to comply with its obligations as set forth in this Section 7, ARIZONA will be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at ARIZONA’S sole discretion and expense.

7.5.            Enforcement. Each Party will promptly advise the other in writing of any known acts of potential infringement of the LICENSED PATENT. LICENSEE has the first option to police the LICENSED PATENT against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE will notify ARIZONA in writing 30 days before filing any suit. LICENSEE will not file any suit without a diligent investigation of the merits of such suit by its counsel. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE will make any such settlement only with the advice and consent of ARIZONA. If LICENSEE has a reasonable basis for policing the rights outlined above, ARIZONA will provide reasonable assistance with respect to such actions, at LICENSEE’S expense. ARIZONA retains the right to participate, with counsel of its own choosing and at its own expense. LICENSEE’S indemnification obligations set forth below will expressly include any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the LICENSED PATENTs under this Section, including but not limited to antitrust counterclaims and claims for recovery of attorney fees. Any recovery, settlement amounts or other monies awarded to LICENSEE as a result of litigation will first be applied to satisfy its reasonable expenses and legal fees for the litigation, and then the remaining balance will be divided equally between LICENSEE and ARIZONA. If LICENSEE fails to take action to abate any alleged infringement within 60 days of a request by ARIZONA to do so (or within a shorter period if required to preserve the legal rights of ARIZONA under any applicable laws) then ARIZONA has the right to take such action (including prosecution of a suit) at its expense and LICENSEE will use reasonable efforts to cooperate in such action, at LICENSEE’S expense. During such action, LICENSEE will not have the right to grant sublicenses without the ARIZONA’S permission, and ARIZONA has full authority to settle, and will have the right to keep all recoveries, settlement amounts and other monies awarded as a result.

8.      Confidential Information

8.1.            Confidential Information. LICENSEE and ARIZONA may choose, from time to time, to disclose confidential information to each other that is confidential or proprietary in nature (“Confidential Information”). All such disclosures must be in writing and marked as Confidential Information. Any information that is transmitted orally or visually, in order to be protected hereunder, will be identified as such by the disclosing party at the time of disclosure, and identified in writing to the receiving party, as Confidential Information, within thirty (30) days after such oral or visual disclosure. The Parties will use reasonable efforts to prevent the disclosure to unauthorized third parties of any Confidential Information of the other Party and will use such information only for the purposes of this Agreement. Confidentiality obligations with respect to Confidential Information will survive for three (3) years after the termination of this Agreement. Notwithstanding any marking or designation to the contrary, the confidentiality obligations set forth herein will not apply to information that: (a) is already in the receiving Party's possession at the time of disclosure; (b) is or later becomes part of the public domain through no fault of the receiving Party; (c) is received from a third party with no duty of confidentiality to the disclosing party; (d) was developed independently by the receiving party prior to disclosure; or (e) is required to be disclosed by law or regulation.

8.2.            Press Releases and Other Public Statements. Either Party may, without prior consent from the other Party, disclose that LICENSEE is a licensee of the LICENSED PATENT. No Party will make any other public statements about this Agreement without the other Party’s prior written consent.

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9.      Insurance, Indemnification, and Limitation of Liability

9.1.            Insurance. Without limiting the indemnification obligations set forth below, prior to any distribution or commercial use of any LICENSED PRODUCT, LICENSEE will procure and maintain the following insurance throughout the Term of this Agreement:

(a)	Commercial General Liability – Occurrence Form
	Policy shall include bodily injury, property damage, personal injury and broad form contractual liability coverage.

	General Aggregate	$5,000,000
	Products – Completed Operations Aggregate	$5,000,000
	Personal and Advertising Injury	$1,000,000
	Blanket Contractual Liability – Written and Oral	$1,000,000
	Each Occurrence	$1,000,000

(b)	Professional Liability (Errors and Omissions Liability)
	Professional liability insurance is only required for LICENSEE AND SUBLICENSEES that use LICENSED PRODUCT in any activity that requires professional licensure or registration, i.e. engineering, design, architecture, medical services, clinical trials, or others as applicable:

	Each Claim	$2,000,000
	Annual Aggregate	$4,000,000

(c)	ADDITIONAL INSURANCE REQUIREMENTS: The policies required herein shall include, or be endorsed to include, the following provisions or similar blanket endorsement:

i.	The insurance policy identified above in 9.1.A. shall be endorsed to include the following additional insured language: “The State of Arizona, Arizona Board of Regents, the University of Arizona, the State of Illinois, the University of Illinois Chicago, and its officers, officials, agents, and employees shall be named as additional insureds with respect to liability arising out of the activities performed by or on behalf of (LICENSEE)".
ii.	All insurance policies required by this Agreement shall contain a waiver of subrogation against the State of Arizona, the Arizona Board of Regents, the University of Arizona, the State of Illinois, the University of Illinois Chicago, and its officers, officials, agents, and employees for losses arising from use of LICENSED PRODUCT by LICENSEE.
iii.	VERIFICATION OF COVERAGE: LICENSEE shall furnish ARIZONA and UIC with certificates of insurance as required by this Agreement. The certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. All certificates shall be sent to ARIZONA in accordance with the notice provisions of Section 11.3 herein.

9.2.            Indemnification by LICENSEE. LICENSEE will indemnify, defend and hold harmless to the fullest extent allowed by law the State of Arizona, the Arizona Board of Regents and ARIZONA, the State of Illinois, the University of Illinois Chicago and its officers, agents, and employees (“INDEMNITEES”) from any and all third party claims, demands, suits, actions, proceedings, loss, cost, and damages of every kind and description, including attorney’s fees and/or litigation expenses, which may arise out of the LICENSED PATENT or of LICENSEE’S, or SUBLICENSEES, use thereof, or that arise from any breach by LICENSEE of the terms of this Agreement. Notwithstanding the foregoing, LICENSEE is not obligated to defend ARIZONA for claims arising from ARIZONA’S sole negligence, willful misconduct or failure to comply with applicable governmental requirements.

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9.3.            Procedures for Indemnification. LICENSEE is responsible for the management of defense of any actions or claims at its own expense, and will pay ARIZONA’S and UIC’s reasonable expenses to assist LICENSEE in such defense. LICENSEE will not compromise or settle any claim or action without the prior written approval of INDEMNITEES if they are a named party. ARIZONA may participate at its option and expense through counsel of its own selection.

9.4.            Disclaimer of Warranties and Limitation of Liability. THE LICENSED PATENT IS PROVIDED ON AN “AS IS” BASIS. ARIZONA does not warrant expressly or impliedly, and hereby expressly disclaims any warranty that the LICENSED PATENT or any LICENSED PRODUCT is suitable for commercial use or is free from infringement of any third party’s patents, copyright, or trademarks. ARIZONA expressly disclaims any implied warranty of merchantability, fitness for any particular purpose, or any other implied warranty. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. LICENSEE will not make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Section 9. In no event will ARIZONA be liable for any indirect, special, incidental or consequential damages (including loss of profits and loss of use) resulting from, arising out of or in connection with ITS performance or failure to perform under this Agreement, or resulting from, arising out of or in connection with THE LICENSED PATENT, whether due to a breach of contract, tort, or negligence, or otherwise. The foregoing limitations will apply even if ARIZONA has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated therein.

9.5.            Sovereign Immunity. ARIZONA and UIC do not waive any defense or limitation of liability availability to them under state or federal law including without limitation the defense of sovereign immunity or any other governmental immunity.

10.      Additional Required Provisions

10.1.        Arbitration. The Parties hereby acknowledge that this Agreement may be subject to arbitration in accordance with applicable law and court rules.

10.2.        Applicable Law and Venue. This Agreement shall be interpreted pursuant to the laws of the State of Arizona. Any arbitration or litigation between the Parties shall be conducted in Pima County, Arizona, and LICENSEE hereby submits to venue and jurisdiction in Pima County, Arizona.

10.3.        Non-Discrimination. The Parties agree to be bound by state and federal laws and regulations governing equal opportunity and non-discrimination and immigration.

10.4.        Appropriation of Funds. The Parties recognize that performance by ARIZONA may depend upon appropriation of funds by the State Legislature of Arizona. If the Legislature fails to appropriate the necessary funds, or if ARIZONA’S appropriation is reduced during the fiscal year, ARIZONA may cancel this Agreement without further duty or obligation. ARIZONA will notify LICENSEE as soon as reasonably possible after it knows of the loss of funds.

10.5.        Conflict of Interest. This Agreement is subject to the provisions of A.R.S. 38-511 and other conflict of interest regulations. Within three years of the EFFECTIVE DATE, ARIZONA may cancel this Agreement if any person significantly involved in initiating, negotiating, drafting, securing, or creating this Agreement for or on behalf of ARIZONA becomes an employee or consultant in any capacity of LICENSEE with respect to the subject matter of this Agreement.

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11.      General Provisions

11.1.       Patent Marking. LICENSEE will fully comply with the patent marking provisions of the intellectual property laws of the applicable countries in which the LICENSED PRODUCTS are distributed or sold.

11.2.       Small Entity Status. LICENSEE represents that LICENSEE and all of its SUBLICENSEES will, throughout the term of this Agreement, qualify as a “Small Entity” under U.S. patent laws. LICENSEE will notify ARIZONA immediately of any changes that may affect LICENSEE’S or SUBLICENSEE’S “Small Entity” status including, without limitation, acquisitions, mergers, hiring of more than 500 total employees, sublicense agreements and sublicense options.

11.3.       Notices. Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail followed by confirmation by U.S. mail, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other party.

To ARIZONA:

[•]

To LICENSEE: (If none specified, address in preamble will be used for notices.)

11.4.       Modifications. No waiver, amendment or modification of this Agreement will be valid or binding unless written and signed by the Parties. Waiver by either Party of any breach or default of any clause of this Agreement by the other Party shall not operate as a waiver of any previous or future default or breach of the same or different clause of this Agreement.

11.5.       Entire Agreement. This Agreement embodies the entire understanding of the Parties and supersedes any other agreement or understanding between the Parties relating to the subject matter hereof. There are no additional or supplemental agreements related to the subject matter hereof.

11.6.       Assignment. This Agreement may not be assigned or transferred by LICENSEE (either directly or indirectly, by operation of law or otherwise, including by way of a merger, acquisition or other sale event), even to an AFFILIATE, without the prior written consent of ARIZONA, which consent will not be unreasonably withheld. This Agreement is binding upon and will inure to each Party's respective permitted successors in interest.

11.7.       Export Laws. The parties acknowledge that this Agreement is subject to compliance with applicable United States laws, regulations, or orders including those that may relate to the export of technical data and equipment, such as International Traffic in Arms Regulations ("ITAR") and/or Export Administration Act/Regulations ("EAR"), as may be amended, and agree to comply with all such laws, regulations or orders. It is the intent of the parties not to disclose any export-controlled information. However, if a Party determines that export-controlled information must be disclosed, such Party will provide the other Party with written notice containing the nature of the export-controlled information prior to any exchange of export-controlled information. LICENSEE is solely responsible for any violation of such laws and regulations involving LICENSEE or its SUBLICENSEEs, and will defend, indemnify and hold harmless ARIZONA if any legal action of any nature results from any such violation.

11.8.       Severability. If any provision of this Agreement is held void or unenforceable, the remaining provisions will nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

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11.9.       No Use of Logos. LICENSEE will not use any names, services marks, tradenames, logos, or other identifying names or marks of ARIZONA and UIC without the express prior written consent of ARIZONA and UIC in each instance.

11.10.   Headings. The term "days" refers to calendar days. All headings are for informational purposes only and are not binding on the Parties.

11.11.   Independent Contractors. The Parties are deemed independent contractors and may not bind the other, except as provided for herein or authorized in writing by the other Party.

11.12.   Electronic Signatures. The Parties agree that any xerographically or electronically reproduced copy of this fully-executed agreement shall have the same legal force and effect as any copy bearing original signatures of the Parties.

IN WITNESS THEREOF, the Parties execute this Agreement as of the day and year written above.

LICENSEE		The Arizona Board of Regents on behalf of The University of Arizona

By:	/s/ Dr. Steve N. Slilaty	By:	/s/ Douglas M. Hockstad

Name:	Dr. Steve N. Slilaty	Name:	Douglas M. Hockstad

Title:	CEO	Title:	Assoc. Vice President, Tech Launch Arizona

Date:	February 6, 2023	Date:	February 24, 2023

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EXHIBIT B

Business, Royalty, Commercialization, and Diligence Report

BASIC INFORMATION

Report Date
Reporting Period	[Should be either Jan1-June 30 or July 1 to December 31]
LICENSEE Name
List of Affiliates and Subsidiaries
Primary Address
Primary Market	[Software, Medical, Education, etc.]
Number of Employees

START-UP COMPANY INFORMATION (To be filled in ONLY by start-up companies)

Startup Company Information

Number of Employees	Total Annual Revenue	SBIR/STTR Funding To-Date	VC Funding To-Date	SBIR/STTR Funding To-Date	Other Funding (explain)

Sale/IPO Information

Date Acquired	Acquisition Fee	Acquiring Party	IPO Date	IPO Value

COMMERCIALIZATION INFORMATION

1.	Until the first commercial sale, provide a detailed description of progress since any prior pre-commercial report and plans for the next 12 months regarding: research and development, regulatory approvals, manufacturing (including process and location), sublicensing, accounting methodology, milestones, marketing plans, and sales plans. Also include activities of AFFILIATES, subsidiaries, and Sublicensees.

2.	After first commercial sale, provide a detailed description of any updates to the information already provided prior to first commercial sale, and progress toward any remaining milestones. Additionally, note any changes since the previous report. Also include activities of AFFILIATES, subsidiaries, and Sublicensees.

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Diligence Milestones/Non-Royalty Consideration Achieved

Milestone/Non-Royalty Consideration	Date Achieved	Amount Due (if applicable)

ROYALTY AND PRODUCT INFORMATION

Product Development Information

Product Type select (Physical Science: Software, Hardware/Devices, Education Products, Materials, Life Science: Med Device, Diagnostic, Human Drugs, Research Purposes, Other Life Sciences)

FDA Phase If applicable, select (Development; Phase I trial; Phase II trial; Phase III trial; Market; or Failed to Reach Market)

Product Name	Product Type	Product Description	FDA Phase	Notes/Comments

Product Sales (incl Sublicensees) (add rows as necessary and specify name and relationship to Licensee)

Product Name	No. units sold (incl sublic’s)	Country of Sale	Invoiced price per unit	Gross sales	Allowable deductions	Foreign Currency Conversion (if applicable)	Net sales	Royalty Rate	Royalty Due UA	Sublic Name (if applicable)

Total:

Add columns if multiple royalty rates

Product Group	Product Rate 1	Product Rate 2
Total net sales	$	$
Royalty rate
Royalty due	$	$

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Product Manufacturing

SUBLICENSEE INFORMATION

Name and addresses of Sublicensees

Company Name	No. of Employees	Effective Date of Sublicense	Territory and Scope of Sublicense	Description of Fee structure	Address

Total non-royalty Sublicense income	$
Royalty rate	$
Royalty due	$

Report prepared by:

Title:

Date:

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